Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement No. 333-255557 on Form S-11 of Oaktree Real Estate Income Trust, Inc. of our report dated July 15, 2021, relating to the Combined Statement of Revenues and Certain Operating Expenses of the Brookfield Portfolio for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

July 15, 2021